UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2019

ENDOLOGIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28440	68-0328265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Musick

Irvine, CA 92618

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously disclosed, on March 31, 2019, Endologix, Inc. (the “Company”) entered into (i) a Purchase Agreement (the “Purchase Agreement”) with select institutional investors and certain other parties, (ii) an Exchange Agreement (the “Exchange Agreement”), providing for the exchange by certain holders of the Company’s existing notes for new notes, (iii) a Second Amendment to Amended and Restated Facility Agreement and First Amendment to Amended and Restated Guaranty and Security Agreement (the “Facility Amendment”) with Deerfield Private Design Fund IV, L.P. and certain of its related funds and affiliates, (iv) a Second Amendment to Credit Agreement and First Amendment to Guaranty and Security Agreement (the “Credit Amendment”, and together with the Facility Amendment, the “Deerfield Agreements”)) with Deerfield ELGX Revolver, LLC and certain of its affiliates. As previously disclosed, the effectiveness of the Deerfield Agreements were conditioned on the closing of the transaction contemplated by the Purchase Agreement and the Exchange Agreement.

Additional information regarding the Purchase Agreement, the Exchange Agreement, and the Deerfield Agreements can be found in the Company’s current report on Form 8-K that was filed with the Securities and Exchange Commission on April 1, 2019.

On April 3, 2019, the Company closed the transactions contemplated by each of the Purchase Agreement and the Exchange Agreement and the terms of the Deerfield Agreements became effective. The Company received gross proceeds of approximately $52.15 million pursuant to the Purchase Agreement and exchanged an aggregate principal amount of approximately $73.355 million of principal amount of old notes plus accrued but unpaid interest for an aggregate of $67.02 million of principal of new notes pursuant to the Exchange Agreement. The Company has issued the warrants and first out waterfall notes contemplated by the Deerfield Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endologix, Inc.

By:	/s/ Vaseem Mahboob
Vaseem Mahboob Chief Financial Officer

April 4, 2019